Exhibit 99.1

Team Inc. Reports Results for Fiscal Year 2003 and Provides Guidance for Fiscal Year 2004

    ALVIN, Texas--(BUSINESS WIRE)--July 16, 2003--Team Inc. (AMEX:TMI) today reported net income of $.17 per share (diluted basis) for its fourth quarter and $.53 per share (diluted basis) for the fiscal year ending May 31, 2003. For the corresponding periods in the prior fiscal year, Team's earnings were $0.16 and $0.48 per share, respectively.
    For the full fiscal year, revenues were $91.9 million, up 8% from the prior year. Net income was $4.4 million ($.53 per share fully diluted), up 13%. For the fourth quarter, total revenues were $24.9 million, up 1%, and net income was $1.4 million, also up slightly. Very strong fourth quarter prior year results in both business segments contributed to the weaker quarterly comparisons versus full year results. Team's balance sheet also continues to strengthen. During the year, Team repurchased about 300,000 shares of common stock and, at the same time, reduced its total debt outstanding by $2.4 million to $11.1 million. Team's total debt to EBITDA ratio is now about 1.0.
    "During FY 2003, Team achieved the highest revenues, net income, earnings per share, and net income margins since the Company refocused on the industrial services business more than ten years ago," said Phil Hawk, Team's chairman and CEO. "While slightly below our long term 10% target rate, we are satisfied with the 8% overall revenue growth achieved this year. The past year has been a very difficult one for Team's customers in most market segments including the refining, petrochemical, power, and pipeline industries. We are confident that Team is continuing to gain market share as larger customers aggregate their industrial services requirements with fewer larger multi-service, multi-location service providers," said Hawk.
    "Team's reported earnings are in line with previously issued earnings guidance and represent the fourth consecutive year of 'double digit' earnings growth for the company. As we discussed in the third quarter conference call, our costs increased ahead of our business growth in a few areas and, as a result, Team did not achieve the expected level of profitable operating leverage on the business growth. Our results in the fourth quarter demonstrate progress in this area, but we will continue to focus on this issue throughout the coming year," commented Hawk.

    Business Segment Performance

    For the year, the Industrial Services Business Segment revenues increased 9% to $81.1 million. Segment operating profit increased 5% to $12.0 million. All major service lines except NDT inspection services experienced attractive growth during the year. NDT inspection revenues were down slightly due to significantly reduced pipeline and pulp & paper projects, which were nearly offset by continued growth in plant inspection services. In the fourth quarter, the field machining and bolting services revenues were below the prior year due to the timing of major turnaround activity. "For the upcoming year, we look forward to continued growth in all services. We also remain very optimistic about our new service line, Field Valve Repair Services. This new service line is very complementary and closely related to our existing service lines and represents an additional market opportunity of more than $100 million within the U.S. We launched this service during the fourth quarter and have several significant opportunities already lined up in the current year," said Hawk.
    The Equipment Sales and Rental Business segment (encompassing Climax Portable Machine Tool Company) grew revenues about 2% for the year to $10.8 million. The market for capital equipment continues to be depressed in most of the world markets. Revenue growth in Asia offset flat to slightly depressed sales in the U.S. and Europe. Operating profit increased 10% to $603,000. Profit results for both the current and prior year include a charge for other expenses. Additionally, fourth quarter FY02 results reflected a very large Navy sale that was not replicated in the current year. "While we do not see an appreciably stronger market for the coming year at this point, we expect ongoing initiatives will lead to continued revenue and profit growth for Climax," said Hawk.

    FY04 Strategy and Outlook

    "Despite the difficult market conditions experienced in the past year, Team management remains enthusiastically committed to its long term strategy. Refineries, petrochemical companies, power companies, pipeline companies, and other facilities needing our specialized maintenance services continue to consolidate their related service requirements with fewer larger multi-service, multi-location service companies. Team is very well positioned to continue capitalizing on this fundamental market trend for many years to come," said Hawk.
    "Reflecting continued progress in executing our strategy, we anticipate that our total company revenues for FY04 will exceed $100 million. From an earnings perspective, we estimate that full year earnings will be between $0.60 and $0.68 per share on a fully diluted basis," he said.
    As previously announced, the Company has scheduled an earnings conference call to discuss these results tomorrow, July 17th at 11 a.m. Eastern Daylight Time (10 a.m. CDT). The call will be broadcast over the web by Vcall and can be accessed on Team's website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862 and ask to join the "Team IR" call.
    Team Inc. provides an array of specialized industrial services related to the construction and maintenance of pressurized piping and process systems. Headquartered in Alvin, Texas, the Company operates in over 40 customer service locations throughout the United States. Team also manufactures, sells and rents portable field-machining tools through its Climax subsidiary. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.



                      TEAM INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS

                       Three Months Ended         Fiscal Year Ended
                             May 31,                   May 31,
                   ------------------------- -------------------------
                      2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
Total
 Revenues          $24,931,000  $24,612,000  $91,876,000  $85,081,000
                   ============ ============ ============ ============
Gross Margin       $10,102,000  $10,360,000  $37,192,000  $35,465,000

Selling General and
 Administrative
 Expenses           $7,579,000   $7,630,000  $29,183,000  $27,686,000
Non-cash
 compensation
 charge                $32,000     $368,000     $115,000     $368,000
Other Expense         $150,000                  $150,000     $173,000
                   ------------ ------------ ------------ ------------
Earnings before
 interest and taxes $2,341,000   $2,362,000   $7,744,000   $7,238,000
                   ============ ============ ============ ============
Pre-tax income      $2,194,000   $2,190,000   $7,143,000   $6,346,000
Income tax
 expense              $843,000     $853,000   $2,741,000   $2,437,000
                   ------------ ------------ ------------ ------------
Net income          $1,351,000   $1,337,000   $4,402,000   $3,909,000
                   ============ ============ ============ ============
Net income per
 common share
  -basic                 $0.18        $0.17        $0.57        $0.51
                   ============ ============ ============ ============
Net income per
 common share
  -diluted               $0.17        $0.16        $0.53        $0.48
                   ============ ============ ============ ============
Weighted average
 shares outstanding:
     Basic           7,619,000    7,658,000    7,707,000    7,664,000
     Diluted         8,146,000    8,352,000    8,369,000    8,229,000

Revenues Comprised of:
     Industrial
      Services:
       Traditional
        (a)        $15,434,000  $13,904,000  $56,933,000  $51,036,000
       New(b)        6,813,000    7,422,000   24,189,000   23,477,000
                   ------------ ------------ ------------ ------------
                    22,247,000   21,326,000   81,122,000   74,513,000
       Equipment
        sales and
        rentals      2,684,000    3,286,000   10,754,000   10,568,000
                   ------------ ------------ ------------ ------------
Total
 Revenues          $24,931,000  $24,612,000  $91,876,000  $85,081,000
                   ============ ============ ============ ============
EBIT, by
 segment:
      Industrial
       Services     $3,627,000   $3,551,000  $12,012,000  $11,470,000
      Equipment
       sales and
       rentals(c)        4,000      599,000      603,000      547,000
      Corporate     (1,290,000)  (1,788,000)  (4,871,000)  (4,779,000)
                   ------------ ------------ ------------ ------------
                    $2,341,000   $2,362,000   $7,744,000   $7,238,000
                   ============ ============ ============ ============

    (a) Traditional services include leak repair, hot tapping, emissions monitoring.

    (b) New services include NDT inspection, field machining, technical bolting and field valve repair. As previously announced, the distinction between new and traditional services will be discontinued in Fiscal 2004.

    (c) Equipment segment EBIT is net of $150,000 and $173,000 charge for other expense in 2003 and 2002, respectively.

                      TEAM INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                        MAY 31, 2003 and 2002

                                                 2003         2002
                                             ------------ ------------
Current Assets                               $29,447,000  $28,073,000
Net Property, Plant and Equipment            $12,268,000  $11,937,000
Other non-current assets                     $10,539,000  $11,179,000
                                             ------------ ------------
Total Assets                                 $52,254,000  $51,189,000
                                             ============ ============
Current Liabilities                           $9,734,000   $9,380,000
Long term debt, net of current maturities     $9,577,000  $11,978,000
Other non-current liabilities and taxes       $1,208,000   $1,649,000
Stockholders' equity                         $31,735,000  $28,182,000
                                             ------------ ------------
Total liabilities and Stockholders' Equity   $52,254,000  $51,189,000
                                             ============ ============

    CONTACT: Team Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281-331-6154